Shareholder meeting results
(Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all the funds of the Trust voting together as a single class*, as follows:

				Votes for		Votes withheld
Ravi Akhoury			2,566,689,700		3,929,918
Jameson A. Baxter		2,566,704,258		3,915,360
Charles B. Curtis		2,566,702,967		3,916,651
Robert J. Darretta		2,566,745,632		3,873,986
Myra R. Drucker			2,566,694,748		3,924,870
John A. Hill			2,566,712,158		3,907,460
Paul L. Joskow			2,566,754,802		3,864,816
Elizabeth T. Kennan**		2,566,690,713		3,928,905
Kenneth R. Leibler		2,566,733,552		3,886,066
Robert E. Patterson		2,566,763,419		3,856,199
George Putnam, III		2,566,693,850		3,925,768
Robert L. Reynolds		2,566,757,540		3,862,078
W. Thomas Stephens		2,566,760,127		3,859,491
Richard B. Worley		2,566,734,621		3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

** Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

Votes			Votes				Broker
for			against		Abstentions	non votes
5,189,436		270,027		745,738		1,294,008

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes			Votes				Broker
for			against		Abstentions	non votes
5,146,359		296,430		762,411		1,294,009

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes			Votes				Broker
for			against		Abstentions	non votes
5,121,537		317,859		765,803		1,294,010


All tabulations are rounded to the nearest whole number.